Exhibit 99.1

Technitrol Reports Q309 Results, Board Declares Dividend

Results reflect strengthening demand and continued operating profit improvement

PHILADELPHIA--(BUSINESS WIRE)--November 2, 2009--Technitrol, Inc. (NYSE:TNL) announced financial results from continuing operations for its third fiscal quarter and nine months ended September 25, 2009. The presentation of these results and comparative results in prior periods treat the company’s former Medtech and MEMS businesses, sold in the second quarter of 2009, and its Electrical Contact Products Group (Electrical), which is held for sale, as discontinued operations. Third-quarter highlights from continuing operations include:

  revenues of $101.4 million, up 10.1% from $92.1 million in the prior quarter due to recently recovering demand but down 40.0% from $169.0 million in the third quarter of 2008 due to the impact of the global recession;
  GAAP operating profit of $1.2 million. For comparability, non-GAAP operating profit, which excludes severance, impairment and other associated costs of approximately $2.6 million (primarily a settlement loss on unused real estate), was $3.8 million in the third quarter, compared with $2.5 million in the second quarter and $13.5 million in the third quarter of 2008 (see non-GAAP tables). The 51.3% sequential-quarter improvement in non-GAAP operating profit reflects:

    operating leverage from higher sales volumes, partly offset by higher costs due to cessation of employee furloughs, ramping up of production capacity and build-up of the production work force in China, where competition for labor has intensified with the recent escalation of manufacturing activity; and
    unplanned costs amounting to $1.2 million related mainly to legal expenses and provisions for various customer issues. These costs are not expected to recur in the fourth quarter;
  non-GAAP earnings per diluted share of $0.11, compared with a loss of ($0.05) in the prior period and earnings of $0.33 in the third quarter of 2008. The favorable comparison with the prior quarter reflects stronger operating results and foreign-exchange gains in the third quarter versus losses in the second quarter;
  EBITDA of $8.4 million, compared with $6.9 million in the prior quarter and $20.0 million in the third quarter of 2008;
  repayment of approximately $7.5 million of local European term debt related to discontinued operations and reflected as a reduction in the “Liabilities held for sale” balance.; and
  net loss from discontinued operations of $13.4 million, which comprised primarily write-downs of net assets of these operations to their estimated disposal values, allocation of interest expense and adjustments to certain liabilities of these businesses. Operationally, Electrical, which had positive EBITDA in the third quarter, has been experiencing a demand recovery that has been stronger than originally expected, particularly in Europe and China, leading to stronger-than-expected operating results which are expected to improve in the coming quarters.

Revenues across both of Technitrol’s primary markets increased in the third quarter from the prior quarter.

	Quarter ended
Market	9/25/2009	6/26/2009	9/26/2008
Communication	$78,235	$73,288	$129,912
Power	23,146	18,783	39,062
Total	101,381	92,071	168,974

  Shipments for Communication products increased 6.8% from the second quarter.

    Notable within this group was a sequential-quarter revenue increase of almost 13% for wireline network components, led by resurgent demand in the local area networking (LAN) market. Recent sales in this product group understate true demand levels due to capacity constraints in China;
    Wireless component shipments were up 1.6% from the second quarter. Strengthening demand for smart-phone acoustical components and global positioning system (GPS) antennas was offset by slightly lower shipments of handset antennas. While handset production generally has begun to recover from earlier in 2009, a significant portion of handset antenna business currently served by the Communication Group has begun a transition away from OEM-driven hardware development and manufacturing, a transition led by a large OEM customer seeking to purchase full handset modules (and all components within) from single manufacturing sources in order to reduce its costs. Accordingly, the Communication Group is adjusting its marketing and engineering efforts to significantly increase its support for OEMs which have not embraced this sourcing change and for the sources which will provide full handsets to the OEM principally driving this change;
  Third-quarter revenues in the Power Group were up 23.2% from the previous quarter. Power produced the strongest sequential-quarter sales increase due to rebounding demand for power management components and initial recovery of activity in automotive components that had been constrained during the recent production relocation to China.

Based on customer input and internal analysis, Technitrol expects fourth-quarter 2009 revenues from continuing operations to increase modestly from third-quarter levels to between $103 million and $106 million. The company expects continued sequential-quarter demand improvement, particularly for networking and automotive components, and a continuation of the negative effects of handset supply chain changes on antenna demand in the near term. Excluding severance, asset-impairment and other associated costs, fourth-quarter operating profit is expected to continue its sequential-quarter improvement, reflecting operating leverage from somewhat stronger revenues than the third quarter, partly offset by the continuing effects of high acquisition and retention costs for production labor in China. The company expects fourth-quarter adjusted EBITDA to be at least $9 million. Technitrol believes that it will continue generating sufficient EBITDA and free cash flows in the foreseeable future to remain compliant with the covenants of its credit agreement.

Separately, Technitrol announced that its board of directors declared a quarterly shareholder dividend of $0.025 per common share, an amount equal to that declared in the previous quarter, payable January 15, 2010 to shareholders of record on January 1, 2010.

Cautionary Note

Statements in the above report are “forward-looking” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. Actual results may differ materially due to the risk factors listed from time to time in Technitrol’s SEC reports including, but not limited to, those discussed in the company’s Form 10-Q for the quarter ended June 26, 2009 in Item 1a under the caption “Factors That May Affect Our Future Results (Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act of 1995).” All such risk factors are incorporated into this report by reference as though set forth in full. This report should be read in conjunction with item 1a of the Form 10-Q.

Based in Philadelphia, Technitrol is a worldwide producer of electronic components, electrical contacts and assemblies and other precision-engineered parts and materials for manufacturers in the wireless and wireline communications, military/aerospace, automotive and electrical equipment industries. For more information, visit Technitrol’s Web site at http://www.technitrol.com.

Investors: Technitrol’s quarterly conference call will take place on Monday, November 2, 2009 at 5:00 p.m. Eastern Time. The dial-in number is (412) 858-4600. Also, the call will be broadcast live over the Internet. Visit www.technitrol.com. On-demand Internet and telephone replay will be available beginning at 7:00 p.m. on November 2, 2009 and concluding at midnight, November 9, 2009. For telephone replay, dial (412) 317-0088 and enter access code 374010#. For Internet replay, use the link from our home page mentioned above.

CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per-share amounts)
	Quarter Ended		Nine Months Ended
	9/25/2009	9/26/2008	9/25/2009	9/26/2008

Net sales	$101,381	$168,974	$293,425	$501,978
Cost of goods sold	74,154	126,339	220,305	381,827
Gross profit	27,227	42,635	73,120	120,151
Selling, general and administrative expenses	23,399	29,144	66,503	93,136
Severance, impairment and other associated costs	2,619	4,860	82,867	9,272
Operating profit (loss)	1,209	8,631	(76,250)	17,743

Interest expense, net	(757)	(1,022)	(2,091)	(2,147)
Other income (expense), net	3,190	(833)	5,083	6,051
Earnings (loss) from continuing operations before income taxes	3,642	6,776	(73,258)	21,647
Income tax expense (benefit)	1,368	(2,902)	2,856	589
Net earnings (loss) from continuing operations	2,274	9,678	(76,114)	21,058
Loss from discontinued operations, net of taxes	(13,358)	(4,123)	(117,523)	(896)
Net (loss) earnings	(11,084)	5,555	(193,637)	20,162
Non-controlling interest, net of taxes	(352)	(204)	(451)	(598)
Net (loss) earnings attributable to Technitrol, Inc.	(11,436)	5,351	(194,088)	19,564

Basic earnings (loss) per share from continuing operations	0.05	0.23	(1.88)	0.50
Basic loss per share from discontinued operations	(0.33)	(0.10)	(2.88)	(0.02)
Basic (loss) earnings per share	(0.28)	0.13	(4.76)	0.48

Diluted earnings (loss) per share from continuing operations	0.05	0.23	(1.88)	0.50
Diluted loss per share from discontinued operations	(0.33)	(0.10)	(2.88)	(0.02)
Diluted (loss) earnings per share	(0.28)	0.13	(4.76)	0.48

AMOUNTS ATTRIBUTABLE TO TECHNITROL, INC.

Net earnings (loss) from continuing operations	$1,922	$9,474	$(76,565)	$20,460
Net loss from discontinued operations	(13,358)	(4,123)	(117,523)	(896)
Net (loss) earnings	(11,436)	5,351	(194,088)	19,564

FINANCIAL POSITION
(in thousands, except per-share amounts)	9/25/2009	12/26/2008
	(unaudited)

Cash and equivalents	$39,516	$41,401
Trade receivables, net	66,823	128,010
Inventories	43,124	127,074
Other current assets	19,336	58,568
Assets held for sale	85,047	0
Fixed assets	42,588	152,731
Other assets	83,688	262,127
Total assets	380,122	769,911
Current portion of long-term debt	0	17,189
Short-term debt	0	0
Accounts payable	53,512	75,511
Accrued expenses	60,169	86,477
Liabilities held for sale	30,092	0
Long-term debt	127,000	326,000
Other long-term liabilities	51,049	56,602
Total liabilities	321,822	561,779
Shareholders' equity	58,300	208,132
Net worth per share	1.42	5.08
Shares outstanding	41,169	40,998

NON-GAAP MEASURES (UNAUDITED)
(in thousands except per-share amounts)

1. Adjusted EBITDA
	Quarter Ended
	9/25/09	6/26/09	9/26/08

Net (loss) earnings attributable to Technitrol, Inc.	$(11,436)	$(108,104)	$5,351
Net loss from discontinued operations	13,358	103,100	4,123
Non-controlling interest	352	111	204
Income taxes	1,368	1,544	(2,902)
Interest expense, net	757	655	1,022
Other (income) expense	(3,190)	2,031	833
Depreciation and amortization	4,555	4,330	6,504
EBITDA	5,764	3,667	15,135
Severance, impairment and other associated costs	2,619	3,193	4,860
Adjusted EBITDA	8,383	6,860	19,995

2. Net (loss) earnings per diluted share excluding severance, impairment and other associated costs and other adjustments

	Quarter Ended
	9/25/09	6/26/09	9/26/08

Net (loss) earnings per diluted share	$(0.28)	$(2.65)	$0.13
Diluted loss per share from discontinued operations	0.33	2.53	0.10
After-tax severance, impairment and other associated costs, per share	0.06	0.07	0.10
Net earnings (loss) per diluted share excluding severance, impairment and other associated costs	0.11	(0.05)	0.33

3. Operating profit excluding severance, impairment and other associated costs

	Quarter Ended
	9/25/09	6/26/09	9/26/08

Operating profit (loss)	$1,209	$(663)	$8,631
Pre-tax severance, impairment and other associated costs	2,619	3,193	4,860
Operating profit, excluding severance, impairment and other associated costs	3,828	2,530	13,491

1. Adjusted EBITDA (net income plus income taxes, depreciation and amortization, excluding interest and other expense/income and excluding severance, impairment and other associated costs and other adjustments) is not a measure of performance under accounting principles generally accepted in the United States. Adjusted EBITDA should not be considered a substitute for, and an investor should also consider, net income, cash flow from operations and other measures of performance as defined by accounting principles generally accepted in the United States as indicators of our profitability or liquidity. EBITDA is often used by shareholders and analysts as an indicator of a company’s ability to service debt and fund capital expenditures. We believe it enhances a reader’s understanding of our financial condition, results of operations and cash flow because it is unaffected by capital structure and, therefore, enables investors to compare our operating performance to that of other companies. We understand that our presentation of adjusted EBITDA may not be comparable to other similarly titled captions of other companies due to differences in the method of calculation.

2,3. Based on discussions with investors and equity analysts, we believe that a reader’s understanding of Technitrol’s operating performance is enhanced by references to these non-GAAP measures. Removing charges for severance, impairment and other associated costs facilitates comparisons of operating performance among financial periods and peer companies. These charges result exclusively from production relocations and capacity reductions and / or restructuring of overhead and operating expenses to enhance or maintain profitability in an increasingly competitive environment. Impairment charges represent adjustments to asset values and are not part of the normal operating expense structure of the relevant business in the period in which the charge is recorded.

Copyright © 2009 Technitrol, Inc. All rights reserved. All brand names and trademarks are properties of their respective holders.

CONTACT:
Technitrol, Inc.
David Stakun, 215-942-8428